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                                                                    Exhibit 99.3

                CAIS INTERNET SECURES $19.5 MILLION BRIDGE LOAN

          Bridge Financing, Led by Affiliate of KKR, Funds Company's
      Operations Until Attainment of Permanent Equity and Debt Financing,
                             Targeted for Q4 2001

WASHINGTON, DC (July 9, 2001) - CAIS Internet, Inc. (Nasdaq: CAIS), a provider of broadband access and bundled data services to businesses and hotels nationwide, today announced that it has entered into a bridge loan to provide up to $19.5 million, led by CII Ventures II LLC, an affiliate of Kohlberg Kravis Roberts & Co. (KKR). Other lenders include CAIS Internet founder Ulysses G. Auger, II and R. Theodore Ammon, a major shareholder in the Company.

CAIS, which will be renamed Ardent Communications upon shareholder approval at its annual meeting in late July, will use proceeds from this loan to fund the Company's operations until it secures permanent equity and debt financing, which it plans to obtain in the fourth quarter of 2001.

"The securing of this bridge loan confirms the support its primary investors, including KKR, have for the Company's new management team and its continuing execution of the Company's new ISP-centric business plan," said Michael Lee, President and CEO of CAIS. "To date we have dramatically improved our balance sheet, redirected the Company to an ISP business model, significantly reduced our burn rate and rapidly expanded our customer base, all crucial elements in ensuring the long term success of the Company."

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CAIS Internet, Inc. (Nasdaq: CAIS) is a nationwide supplier of broadband
Internet access solutions and provides price competitive high speed Internet services to businesses in 29 Points of Presence (serving 38 metro areas) across the nation utilizing a tier-one, nationwide Internet network and several proprietary technologies. The Company offers always-on, broadband Internet access to its customers through its digital subscriber line (DSL) service, and through T-1, DS-3 and other bandwidth connections in major metropolitan areas throughout the U.S. Additionally, the Company provides bundled data services including Web hosting, colocation services and other value added managed data services. Finally, the Company also provides service to certain hotel properties utilizing installed high speed Internet service and business centers. The Company uses its unmanned business centers and Internet kiosks to deliver broadband Internet access and content to hotels and public venues, such as airports, retail centers, and cruise ships.

CAIS Internet is headquartered in Washington, DC and operates a Cisco-powered, coast-to-coast OC-12 clear-channel network, and peers with public and private partners, and at national exchange points.

This release contains statements relating to CAIS's future expectations and business strategies or other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the statements. Important factors that may cause actual results to differ from projections include, among others: changes in business and market conditions; changes in the Internet services industry and the general economy; our limited operating history; our ability to manage rapid growth; our ability to enter into joint ventures and other strategic relationships with companies on terms acceptable to us; access to additional capital; and the impact of computer and related problems that may arise from our operations.

Contact:  Peter Benedict
          CAIS Internet
          703-247-6328
          p.benedict@cais.com